Exhibit 10.3

    SEPARATION AGREEMENT AND MUTUAL RELEASE
OF ALL CLAIMS

    THIS SEPARATION AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS (“Agreement”) is entered into by and between Scott DeAngelo (“DeAngelo”) whose address is 12656 Southern Highlands Pkwy, Las Vegas, Nevada 89141, and Allegiant Travel Company, a Nevada corporation (the “Company”) located at 1201 N. Town Center Drive, Las Vegas, Nevada 89144. Whenever used herein, the term “Company” shall include Allegiant Travel Company and any of its prior, present or future affiliated entities.

    WHEREAS, DeAngelo currently serves as Executive Vice President, Chief Marketing Officer of Allegiant Travel Company;

    WHEREAS, DeAngelo is resigning from his employment with the Company effective as of September 30, 2024 (the “Resignation Date”); and

    NOW, THEREFORE, for and in consideration of the compensation and payments to DeAngelo described herein and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged by the parties, and in further consideration of the mutual promises and benefits flowing between the parties hereto, the parties hereby agree as follows:

1.    Employment Separation. The parties acknowledge that DeAngelo’s employment relationship with the Company shall be severed as of the Resignation Date. Effective as of the Resignation Date, DeAngelo hereby resigns any position he may hold: (i) as an officer or director of Allegiant Travel Company; (ii) as an officer, director or manager of any direct or indirect subsidiary of Allegiant Travel Company; and (iii) as a member of any committee on which he serves for the Company. The Second Amended and Restated Employment Agreement dated as of July 1, 2024 between the Company and DeAngelo (the “Employment Agreement”) shall be terminated as of the Resignation Date except as expressly provided herein.
2.    Post-Resignation Compensation and Benefits.
(a)Cash Compensation. The Company shall pay $[2,780,000] of cash compensation to DeAngelo on or before October 15, 2024. The cash payment includes payment for DeAngelo’s unvested stock grants, continuation of his base salary through December 31, 2026 and a cash payment in lieu of Company paid health insurance premiums and other fringe benefits through December 31, 2026.
(b)Forfeiture of All Stock Grants. As of the Resignation Date, DeAngelo agrees that all shares of restricted stock heretofore granted to DeAngelo and which have yet to vest shall be forfeited. All stock grants, all stock options and all other bonus opportunity to which DeAngelo is entitled or may have become entitled under the Employment Agreement (or otherwise) shall be cancelled and forfeited as of the Resignation Date.

            (c)     COBRA. DeAngelo shall be entitled to elect COBRA continuing health coverage after the Resignation Date on the same terms as available to any other terminated employees. DeAngelo shall bear the full cost of any COBRA premiums if he elects such coverage.

            (d)     Positive Space Travel. In recognition of DeAngelo’s service in a senior management role for the Company for many years, the following benefit is provided. For a period of five (5) years after the Resignation Date, DeAngelo shall be entitled to passes for air travel on the flights of the Company (and any successor-in-interest to the Company) for DeAngelo and his spouse (if any) on a positive space basis at no cost to DeAngelo. Thereafter, DeAngelo and his spouse (if any) shall be entitled to retiree flight benefits for his life on Company flights on a non-rev basis in accordance with the terms that may be offered to other retirees from time to time.

            (e)    All Compensation Received. DeAngelo hereby acknowledges that except as expressly set out in this Agreement, he has heretofore received all compensation to which he was entitled pursuant to his employment with the Company and under the Employment Agreement for all periods through and including the Resignation Date and that no additional compensation or benefits are due with respect to DeAngelo’s employment or with respect to the termination of his employment.

3.    Unemployment Compensation Claim. The Company agrees that it will not contest any claim for unemployment compensation filed by DeAngelo.
4.    Restrictive Agreements.
A.    For purposes of this Item, the following terms and provisions shall have the following meanings:
(i)     “Prohibited Employee” means any employee or regular independent contractor or consultant of the Company who worked for the Company at any time between September 1, 2023 and the date of this Agreement; provided, however, that the term “Prohibited Employee” shall not include any employee who had not been employed by the Company within the one (1) year period immediately preceding the date contacted by DeAngelo for subsequent employment.

(ii)     “Prohibited Time Period” shall mean the period beginning on the Resignation Date and ending on the date that is two (2) years after the date hereof.

(iii)    “Prohibited Business” shall mean the business of providing charter or scheduled airline service. The Prohibited Business shall include, but is not limited to, employment with an existing airline or with a group which within one (1) year prior to the Resignation Date, begins to take steps to form a start-up airline.
(iv)    “Prohibited Geographic Area” shall mean the conduct of the Prohibited Business within the United States or between the United States and Mexico, Canada or the Caribbean, whether he is physically located in the Prohibited Geographic Area or whether he is in contact with others located in the Prohibited Geographic Area.  DeAngelo acknowledges that he and the Company have agreed that his services benefited the Company throughout the Prohibited Geographic Area.
(iv)    “Prohibited Capacity” shall mean service in the capacity of an executive or in such other management position or as a significant equity owner or consultant, in which capacities DeAngelo acknowledges that he served the Company and its subsidiaries during the course of his employment for the Company.
(v)    “Prohibited Party” shall mean all travel partners of the Company who (a) have contracted for regular chartered air service with the Company during the one (1) year period prior to the date of termination of employment, or (b) whose services are sold by the Company to produce ancillary third party revenue (such as Enterprise Rent-a-Car), or (c) have been solicited as potential travel partners of the Company at a meeting held at any time during the one (1) year period prior to the Resignation Date.
B.    DeAngelo agrees that during the one (1) year period after the Resignation Date, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others serve in a Prohibited Capacity in the Prohibited Business in the Prohibited Geographic Area.

C.    DeAngelo covenants and agrees that during the one (1) year period after the Resignation Date, he shall not, for any reason, directly or indirectly (whether as officer, director, consultant, employee, representative, agent, partner, owner, stockholder or otherwise), (i) solicit charter air services from, or market charter air services to, any Prohibited Party, or (ii) enter into a transaction with such Prohibited Party as a result of which the Prohibited Party does, or is likely to, reduce the amount of business between the Prohibited Party and the Company.
D.    DeAngelo agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others: (i) with respect to employees of the Company, hire any Prohibited Employee, or (ii) with respect to employees, independent contractors or consultants of the Company, request or induce any Prohibited Employee to terminate that person’s employment or relationship with the Company or to accept employment with any other person in lieu of continuing to work with the Company.
E.    The parties agree that: (i) the terms of this Item 4 are reasonably necessary to protect the interests of the Company in whose favor said covenants and agreements are imposed in light of the nature of the Company’s business and DeAngelo’s professional involvement in such business; (ii) the restrictions imposed by this Item are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should DeAngelo breach any of such provisions; (iii) the terms of this Item 4 have been independently negotiated between the parties and served as a material inducement for the Company to enter into this Agreement; and (iv) the period referred to in this Item is fair and reasonably required for the protection of the Company.
F.    DeAngelo acknowledges that a material breach by DeAngelo of any part of this Item will result in irreparable and continuing damage to the Company and any material breach or threatened breach of the terms of this Item shall be subject to specific performance by temporary as well as permanent injunction or any other equitable remedies of any court of competent jurisdiction without any requirement of the Company to post bond or prove actual economic damage.
G.    The agreements on the part of DeAngelo contained in this Item shall be construed as agreements independent of any other agreement between DeAngelo and the Company. The existence of any claim or cause of action of DeAngelo against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each of such agreements or otherwise affect the remedies to which the Company is entitled hereunder.
H.    If the provisions of this Item 4 should ever be adjudicated to exceed the time, geographic (if any) or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic (if any) or other limitation permitted by applicable law.
5.    Indemnification.
(a)    The Company agrees to indemnify and hold harmless DeAngelo and his legal representatives, heirs, successors and assigns (the “DeAngelo Indemnitees”) from and against any and all actions, suits, judgments, liens, losses, costs, expenses, claims, demands, and liabilities of any type or description (including reasonable attorneys’ fees) which the DeAngelo Indemnitees may incur or suffer as a result of or in any way attributable to actions taken by DeAngelo within the scope of his employment as an officer, director, employee, or agent of the Company except that this indemnification shall not apply to any matter covered by paragraph (b) below.
(b)    DeAngelo agrees to indemnify and hold harmless the Company and its agents, officers, directors, managers, shareholders, employees, legal representatives, successors and assigns (the “Company Indemnitees”) from and against any and all actions, suits, judgments, liens, losses, costs, expenses, claims, demands, and liabilities of any type or description (including reasonable attorneys’ fees) which the Company Indemnitees may incur or suffer as a result of DeAngelo’s fraud, actions taken by him to the extent not authorized by the Company, actions that may have constituted “Cause” under the Employment Agreement, conduct in violation of Company policy, illegal acts or sexual or other statutorily-prohibited harassment (collectively, referred to as “Improper Acts”).
6.    Mutual Release.
(a)Except for the Company’s express obligations set forth in this Agreement and in return for the compensation and benefits to be extended to DeAngelo pursuant to this Agreement and other good and valuable consideration, which DeAngelo expressly acknowledges that he would not otherwise be entitled to receive, DeAngelo does hereby unconditionally release the Company from any and all actions, claims, suits, rights, liabilities, or demands of any kind or nature (each such action, claim, suit, right, liability or demand being hereinafter individually referred to as a “Claim” and collectively referred to as “Claims”) that DeAngelo has ever had or might hereafter claim to have against the Company, including, but not limited to: (i) any and all claims in connection with (A) DeAngelo’s employment relationship with the Company, (B) the terms and conditions of such employment relationship (including compensation and benefits), or (C) the ending of such employment relationship and the surrounding circumstances thereof, and (ii) any and all claims arising pursuant to any law, constitution, regulation, or any statute or common law theory, whether in tort, contract, equity, or otherwise. Without limiting the generality of the foregoing, DeAngelo specifically releases, acquits, discharges, and agrees to hold the Company harmless from and against any and all Claims (i) arising under the Fair Labor Standards Act; the Civil Rights Acts of 1866, 1964, and 1991; the Age Discrimination in Employment Act; the Older Worker Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the fair employment practice laws of any state (which acts and laws prohibit discrimination based upon race, religion, sex, national origin, color, age, handicap, disability or gender identity); the Employee Resignation Income Security Act of 1974, as amended: the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; and any state or local minimum wage or equal pay law, regulation or ordinance; or (ii) arising under federal, state, or local laws or regulations, or any common law theories of recovery. This release shall not apply to the Company’s obligations under this Agreement to be performed after the date hereof or to any rights or claims that may arise after the effective date of this Agreement. Nor shall any provision of this Agreement be interpreted to waive, release, or extinguish any rights that by express and unequivocal terms of law may not under any circumstances be waived, released, or extinguished. DeAngelo further agrees not to sue or to authorize anyone else to file a lawsuit on his behalf against the Company for any reason, and not to become a member of any class suing the Company. If DeAngelo files any action, suit, or proceeding with respect to any Claim released by him herein (or if a Claim so released is filed on DeAngelo's behalf by another person), DeAngelo agrees to indemnify the Company against any damages or judgments arising therefrom, including, but not limited to, expenses of litigation and attorneys’ fees incurred by the Company with respect to any such action, suit, or proceeding.  Further, DeAngelo agrees that a mandatory prerequisite to asserting any claim settled or released under this Agreement is the return of all compensation provided to him pursuant to this Agreement and all other consideration received by him in connection herewith, including all proceeds of any stock whose vesting is accelerated under this Agreement.

(b)        Allegiant Travel Company (on behalf of itself and its subsidiaries) hereby unconditionally releases, acquits, discharges, and agrees to hold DeAngelo harmless from and against any and all Claims that it has ever had or might hereafter claim to have had against DeAngelo as of the date of this Agreement except for: (i) any claims resulting from DeAngelo’s Improper Acts, (ii) the covenants and confidential information restrictions included in this Agreement, (iii) the continuing effect of the clawback agreement in accordance with Item 4D(7) of the Employment Agreement, and (iv) other obligations of DeAngelo under this Agreement.  If the Company files any action, suit, or proceeding with respect to any Claim released by it herein (or if a Claim so released is filed on its behalf by another person), the Company agrees to indemnify DeAngelo against any damages or judgments arising therefrom, including, but not limited to, expenses of litigation and attorneys’ fees incurred by DeAngelo with respect to any such action, suit, or proceeding.

7.    Nondisclosure of Confidential Information.
A.     During the period beginning on the execution date of this Agreement and ending on the fifth (5th) anniversary of the Resignation Date, DeAngelo agrees that he shall not, except with the prior written consent of the Company, for his own benefit or for the benefit of any other person or entity:
(i)directly or indirectly disclose, reveal, report, duplicate or transfer any Confidential Information to any other person or entity outside of the Company;
(ii)directly or indirectly aid, encourage, direct or allow any other person or entity outside of the Company to gain possession of or access to Confidential Information;
(iii)directly or indirectly copy or reproduce Confidential Information; or
(iv)directly or indirectly use, sell or exploit any Confidential Information or aid, encourage, direct or allow any other person or entity to use, sell or exploit any Confidential Information.
The terms of this Item 7 shall not apply to any Confidential Information now or hereafter voluntarily disseminated by the Company to the public, or which otherwise has become part of the public domain through means other than a breach of DeAngelo’s duty of confidentiality hereunder or under the Employment Agreement.  “Confidential Information”, for purposes of this Agreement, shall mean information of the Company that constitutes a trade secret or confidential information under Nevada law and shall also include, but not be limited to, all relevant information (whether or not reduced to writing and in any and all stages of development), concerning the Company and its services, plans, business practices, methods of operation, financial information, names or lists of names of employees, contractors, suppliers and customers, employee compensation and benefits, other personal employee information, interpretations, surveys, forecasts, marketing plans, development plans, notes, reports, market analyses, specialized software and databases and shall also include other information related to suppliers and customers that could be used as a competitive advantage by competitors if revealed or disclosed to such competitors or to persons or entities revealing or disclosing same to such competitors; together with any and all extracts, summaries and photo, electronic or other copies or reproductions, in whole or in part, stored in whatever medium. Confidential Information also includes business information of the Company now known by DeAngelo, or in DeAngelo’s possession, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Confidential Information may be written or oral, expressed in electronic media or otherwise disclosed, and may be tangible or intangible. Confidential Information also includes any information made available to the Company by its customers or other third parties and which the Company is obligated to keep confidential. DeAngelo acknowledges that the Confidential Information is secret, confidential and proprietary to the

Company and has been disclosed to and/or obtained by DeAngelo in confidence and trust for the sole purpose of using the same for the sole benefit of the Company.
B.     DeAngelo hereby acknowledges and agrees that (i) the Company has expended considerable and substantial time, effort and capital resources to develop the Confidential Information, (ii) the Confidential Information is innovative and must receive confidential treatment to protect the Company's competitive position in the market and the Company's proprietary interest therein from irreparable damage, (iii) DeAngelo, by virtue of his relationship with the Company, has had access to the Confidential Information, and (iv) the Confidential Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of the Company.
C.    Since irreparable harm will otherwise result to the Company in the event of a breach or threatened breach by DeAngelo of the provisions of Item 7A, the Company shall be entitled to an injunction restraining DeAngelo from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, company, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. DeAngelo waives any requirement for the Company to post a bond or prove actual economic damage prior to seeking injunctive relief.
8.    Nondisparagement/Noninterference.
A.DeAngelo hereby covenants and agrees at all times hereafter not to make or cause to be made by anyone under his control or influence any statements that disparage, are inimical to or damage the business reputation of the Company or any of the officers, directors or employees of the Company.  DeAngelo further agrees not to at any time after the Resignation Date access the computer systems of the Company. From and after the date hereof, DeAngelo agrees not to take any action likely to interfere with the operation of the Company’s business.

B.Allegiant Travel Company, on behalf of itself and its subsidiaries, hereby covenants and agrees at all times hereafter not to make or cause to be made any statements that disparage, are inimical to or damage the business reputation of DeAngelo; provided, however, that nothing herein shall preclude the Company from defending itself (including proactively) in the event of litigation or claims arising from or involving DeAngelo’s Improper Acts.

C.In the event that any such communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement.

9.    Release of Attorney’s Fees.  Specifically included in this release by DeAngelo of the Company is any claim for attorney’s fees or costs.  If any attorney’s fees or costs are owed to any attorney or law firm in connection with the matters encompassed within this Agreement, DeAngelo acknowledges that he is solely liable for such fees and costs, and he unconditionally releases and discharges the Company from any claim for attorney’s fees and costs.
10.    Waiver of Claims for Future Consequences of Prior Events.  DeAngelo understands and acknowledges that this Agreement does not waive any rights or Claims arising from events occurring after the signing of this Agreement, but that the waiver included in this Agreement does include Claims arising from future consequences of events which occurred before the signing of this Agreement.
11.    Review Period. DeAngelo acknowledges that, at the time he was given this Agreement, he was advised that he could review and consider it for up to twenty-one (21) days before signing it and that he should consult with an attorney before signing it. By signing this Agreement, DeAngelo acknowledges that he has used as much of this twenty-one (21) day consideration period as he wishes and that he waives any time remaining. DeAngelo understands that he may revoke this Agreement within seven days of the date of his signing, as indicated below, by delivering a written notice of revocation to Rebecca Henry, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. For a revocation of this Agreement to be effective, it must be received by the Company no later than the close of business on the seventh day after DeAngelo signs this Agreement. DeAngelo further understands that if he revokes this Agreement, it will not be effective, and he will not receive any of the benefits described in this Agreement or other benefits promised to him in connection with this Agreement. To the extent DeAngelo receives any such benefit prior to revoking this Agreement, he shall return such benefit to the Company within one business day of said revocation without offset of any kind.
12.    Compromise Agreement. DeAngelo acknowledges that the Company specifically denies that it has violated any statute, regulation, contract, or other legal duty governing its relationship with DeAngelo.  The parties acknowledge that this Agreement is for the compromise of potential and disputed claims and that the consideration provided in support of this Agreement are not and shall not be construed as an admission of liability by any party to any other party.
13.    No Incitement of Actions.  DeAngelo and the Company represent, warrant, and agree that they will not induce or incite actions, suits, claims, or proceedings claiming discrimination, wrongful discharge, or any other actions, suits, claims, or proceedings against each other by any other person or employee.
14.    Availability. DeAngelo promises to make himself reasonably available to assist the Company but only upon the Company’s request regarding: (i) any current or future litigation or regulatory proceedings related to matters or claims of which he may have factual knowledge and as to which the Company has agreed to indemnify him pursuant to Section 5(a) of this Agreement, and (ii) the transitioning of his responsibilities to others at the Company. In this regard, DeAngelo agrees no additional compensation shall be owing to him to provide information or assistance to the Company or transition his responsibilities to others, to assist in and provide information for responses to pleadings and discovery, and assist in, prepare for, and provide testimony at depositions, trial, or at any other proceeding. DeAngelo further agrees that he will neither volunteer his testimony nor provide any other voluntary assistance to any party adverse to the Company, regardless of whether the claim asserted by such adverse party is one as to which the Company has indemnified DeAngelo in Section 5(a) of this Agreement.
15.    Waiver of Reinstatement.  As additional consideration for the compensation to be provided to and on behalf of DeAngelo as recited herein (and in particular, the consideration set forth in Section 2 above) and other consideration received by DeAngelo, DeAngelo agrees that he waives all claims for reinstatement and, further agrees that he will not knowingly seek employment in the future with any of the corporations or companies comprising the Company.
    16.    Return of Property.  DeAngelo agrees to return all Company property in his possession no later than the Resignation Date.  Such property includes any company-issued keys, badges, all copies of the Company’s business model and assumptions (including electronic copies which must be destroyed immediately), all business documents, printouts, photographs, and any other record or document relating to the Company and its business and including Company email. Further, DeAngelo agrees not to take, procure, photocopy, or copy any property of the Company unless specifically approved by the Senior Counsel of the Company.  From and after the Resignation Date, DeAngelo agrees he will not seek to access the Company’s computer system or password protected information therein.  DeAngelo hereby assigns to the Company any intellectual property rights to property that may have been developed as part of his employment with the Company.

17.    Social Media and Professional Networking Website Updates. Within ten (10) days following the Resignation Date, DeAngelo agrees to update any and all of his social media websites or webpages (e.g., including Facebook, etc.) and/or professional networking websites or webpages (e.g., LinkedIn, etc.) to reflect he is no longer employed by the Company.
18.    Further Assurances. At any time and from time to time after the date of this Agreement, upon request of any party hereto and without the payment of any further consideration, another party hereto shall duly execute, acknowledge and deliver all such further assignments, conveyances and other instruments of transfer and other documents, and will take such other action, consistent with the terms of this Agreement, as reasonably may be requested for the purposes of effecting the transactions contemplated hereby.
19.    Right to Have Legal Counsel. By executing this Agreement, DeAngelo acknowledges and agrees that he has had the opportunity to be represented by counsel in this matter, that he has read this Agreement, that he has discussed fully with counsel the terms and the legal significance of this Agreement to the extent he desired to do so, and that he freely entered into this Agreement. Release of the Company is made without reliance upon any statement or representation of the Company except those contained in this Agreement.
20.    Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and there are no written or oral terms or representations made by any party other than those made herein. No amendment or modification of this Agreement shall be valid or binding unless made in writing and duly executed by each of the parties hereto. DeAngelo acknowledges that he has read and understands this Agreement and that he has been given a copy hereof for his personal use and records.
21.    Notices. All notices which may or are required to be given pursuant to this Agreement shall be (i) either delivered in person or sent via certified mail, return receipt requested, and (ii) addressed to the party to whom sent or given at the address set forth on the first page hereof or to such other address as any party hereto may have given to the other party hereto in such manner.  No notice sent to the Company will be deemed duly and validly given unless sent to the attention of Robert Goldberg, Senior Counsel.  If delivered, such notice shall be deemed given when received; if mailed, such notice shall be deemed made or given five days after such notice has been mailed as provided above.
22.    Governing Law; Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Nevada. The parties hereby waive any plea or defense of venue or jurisdiction as not being a resident of the State of Nevada, and hereby specifically agree that any action brought by either party to this Agreement must be instituted and prosecuted only in the state courts located in Clark County, Nevada, or in the United States District Court for the District of Nevada.
23.    Waiver. No delay or failure by any party in exercising any of its rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing between the Company and DeAngelo or any other person shall be deemed to be a waiver by any party of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof by any party or the exercise of any other right, remedy, power, or privilege by such party.
24.    Severability of Provisions.  Every portion of this Agreement is intended to be severable.  Whenever possible, each such provision shall be interpreted in such manner as to be valid and enforceable under applicable law.  In the event any of the provisions of this Agreement should ever be deemed to exceed the time, scope, or geographic (if any) limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, scope, and geographic (if any) limitations permitted by such law so as to be enforceable.  Further, if any provision of this Agreement shall be prohibited by or invalid under applicable law and not subject to such reformation, such provision shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
25.    Interpretation. The item headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
26.    Counterparts; Delivery of Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument. Signature pages to this Agreement may be delivered by fax or in pdf format, which shall evidence such party’s acceptance of the terms of this Agreement. Any party which delivers a signature page by facsimile or in pdf format shall promptly thereafter upon request of the other party deliver an originally executed signature to the other party; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile or pdf.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last indicated below.

/s/ Scott DeAngelo                        September 3, 2024
Scott DeAngelo,                        Date

Allegiant Travel Company                    September 4, 2024
                                Date
By: /s/ Gregory Anderson

Title: President